Exhibit 99.1

State Auto Financial Reports Reserve Strengthening on Program Business in Run-off and Entering into Adverse Development Cover Reinsurance Agreement

COLUMBUS, Ohio – January 20, 2015 – State Auto Financial Corporation (Nasdaq:STFC) today announced that prior year loss and loss expense reserves will be strengthened by approximately $72 million pre-tax to be reflected in the fourth quarter of 2014 on program business written through Risk Evaluation & Design LLC (RED), a wholly owned subsidiary of State Automobile Mutual Insurance Company. The increase relates primarily to the two largest RED programs, the terminated restaurant and commercial trucking programs, both of which are in run off. The RED reserve strengthening reflects revised estimates upon completion of the previously disclosed ground up analysis of outstanding RED case reserves. STFC’s RED carried loss reserves as of Dec. 31, 2014 were approximately $127 million.

In addition, the State Auto Group has entered into an Adverse Development Cover reinsurance agreement with Munich Reinsurance America, Inc. This agreement, effective as of Dec. 31, 2014, provides $40 million of coverage for adverse development in excess of carried reserves for the terminated RED restaurant program, which represents approximately 59% of carried RED reserves. The net cost of the adverse development cover is included in the amount disclosed above.

As announced on Jan. 6, 2015, the State Auto Group has entered into a one year property aggregate excess catastrophe reinsurance agreement covering property business underwritten by its personal insurance and business insurance segments. In addition, management is currently evaluating the need for an allowance against the company’s net deferred tax assets. The reversal of any portion of the deferred tax asset valuation allowance would apply to the company’s 2014 results.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

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News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

State Auto Financial Corporation news release, Page 2

January 20, 2015

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.